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                                                                     EXHIBIT 3.2

                            ARTICLES OF AMENDMENT TO
                            AIRSUPPORT SERVICES CORP.


     THE UNDERSIGNED, being the sole director and president of Airsupport Services Corp., does hereby amend the Articles of Incorporation of Airsupport Services Corp. as follows:

                                    ARTICLE I
                                 CORPORATE NAME

            The Name of the Corporation shall be ASP Ventures Corp.

                                   ARTICLE II
                                     PURPOSE

      The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

                                   ARTICLE III
                               PERIOD OF EXISTENCE

            The period during which the Corporation shall continue is perpetual.

                                   ARTICLE IV
                                     SHARES

      The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $.001 par value.

                                    ARTICLE V
                                PLACE OF BUSINESS

            The address of the principal place of business of this corporation in the State of Florida shall be 7695 S.W. 104th Street, Suite 210, Miami, FL 33156. The Board of Directors may at any time and from time to time move the principal office of this corporation.

                                   ARTICLE VI
                             DIRECTORS AND OFFICERS

            The business of this corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

                                   ARTICLE VII
                           DENIAL OF PREEMPTIVE RIGHTS

      No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of directors.

                                  ARTICLE VIII
                               AMENDMENT OF BYLAWS

      Anything in these Articles of Incorporation, the Bylaws, or the Florida
         Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except


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         upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

                                   ARTICLE IX
                                  SHAREHOLDERS

         9.1 Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

      9.2 Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not apply to the Corporation.

      9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

            9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

                                    ARTICLE X
             LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

      To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

                                   ARTICLE XI
                                    CONTRACTS

      No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party or has now or hereafter a direct or indirect interest in such contract.

      I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on May 14, 1998 and that the number of votes cast was sufficient for approval.

      IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation this on May 14, 1998.


         /s/ Eric P. Littman
         -------------------------------------
         Eric P. Littman, Sole Director


            The foregoing instrument was acknowledged before me on May 14, 1998, by Eric P. Littman, who is personally known to me.


                                                     /s/ (illegible signature)
                                                     ---------------------------
                                                     Notary Public

         My commission expires: